                                                         FREE WRITING PROSPECTUS
                                                      FILED PURSUANT TO RULE 433
                                       REGISTRATION STATEMENT NO.: 333-127779-03

IMPORTANT NOTICE REGARDING THESE MATERIALS

     The asset-backed securities referred to in these materials, and the asset pools backing them, are subject to modification or revision (including the possibility that one or more classes of securities may be split, combined or eliminated at any time prior to issuance or availability of a final prospectus)
and are offered on a "when, as and if issued" basis. You understand that, when you are considering the purchase of these securities, a contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any
"indications of interest" expressed by you, and any "soft circles" generated by us, will not create binding contractual obligations for you or us.

     Because the asset-backed securities are being offered on a "when, as and if issued" basis, any such contract will terminate, by its terms, without any further obligation or liability between us, if the securities themselves, or the particular class to which the contract relates, are not issued. Because the asset-backed securities are subject to modification or revision, any such contract also is conditioned upon the understanding that no material change will occur with respect to the relevant class of securities prior to the closing date. If a material change does occur with respect to such class, our contract will terminate, by its terms, without any further obligation or liability between us (the "Automatic Termination"). If an Automatic Termination occurs, we will provide you with revised offering materials reflecting the material change and give you an opportunity to purchase such class. To indicate your interest in purchasing the class, you must communicate to us your desire to do so within such timeframe as may be designated in connection with your receipt of the revised offering materials.

     The information contained in these materials may be based on assumptions regarding market conditions and other matters as reflected herein. Banc of
America Securities LLC (the "Underwriter") makes no representation regarding the reasonableness of such assumptions or the likelihood that any such assumptions will coincide with actual market conditions or events, and these materials should not be relied upon for such purposes. The Underwriter and its affiliates, officers, directors, partners and employees, including persons involved in the preparation or issuance of these materials, may, from time to time, have long or short positions in, and buy and sell, the securities mentioned herein or derivatives thereof (including options). Information in these materials is current as of the date appearing on the material only. Information in these materials regarding any securities discussed herein supersedes all prior information regarding such securities. These materials are not to be construed as an offer to sell or the solicitation of any offer to buy any security in any jurisdiction where such an offer or solicitation would be illegal.

     The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting
EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you
e-mail a request to dg.prospectus_distribution@bofasecurities.com. The securities may not be suitable for all investors. Banc of America Securities LLC and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.

     IRS CIRCULAR 230 NOTICE THIS FREE WRITING PROSPECTUS IS NOT INTENDED OR
WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING U.S.
FEDERAL, STATE OR LOCAL TAX PENALTIES. THIS FREE WRITING PROSPECTUS IS WRITTEN
AND PROVIDED BY THE UNDERWRITERS IN CONNECTION WITH THE PROMOTION OR MARKETING
OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN. INVESTORS SHOULD SEEK ADVICE
BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

A-SB (RED STRUCTURE)

   PERIOD           BALANCE              PRIN
           0        189,003,000.00
           1        189,003,000.00                 -
           2        189,003,000.00                 -
           3        189,003,000.00                 -
           4        189,003,000.00                 -
           5        189,003,000.00                 -
           6        189,003,000.00                 -
           7        189,003,000.00                 -
           8        189,003,000.00                 -
           9        189,003,000.00                 -
          10        189,003,000.00                 -
          11        189,003,000.00                 -
          12        189,003,000.00                 -
          13        189,003,000.00                 -
          14        189,003,000.00                 -
          15        189,003,000.00                 -
          16        189,003,000.00                 -
          17        189,003,000.00                 -
          18        189,003,000.00                 -
          19        189,003,000.00                 -
          20        189,003,000.00                 -
          21        189,003,000.00                 -
          22        189,003,000.00                 -
          23        189,003,000.00                 -
          24        189,003,000.00                 -
          25        189,003,000.00                 -
          26        189,003,000.00                 -
          27        189,003,000.00                 -
          28        189,003,000.00                 -
          29        189,003,000.00                 -
          30        189,003,000.00                 -
          31        189,003,000.00                 -
          32        189,003,000.00                 -
          33        189,003,000.00                 -
          34        189,003,000.00                 -
          35        189,003,000.00                 -
          36        189,003,000.00                 -
          37        189,003,000.00                 -
          38        189,003,000.00                 -
          39        189,003,000.00                 -
          40        189,003,000.00                 -
          41        189,003,000.00                 -
          42        189,003,000.00                 -
          43        189,003,000.00                 -
          44        189,003,000.00                 -
          45        189,003,000.00                 -
          46        189,003,000.00                 -
          47        189,003,000.00                 -
          48        189,003,000.00                 -
          49        189,003,000.00                 -
          50        189,003,000.00                 -
          51        189,003,000.00                 -
          52        189,003,000.00                 -
          53        189,003,000.00                 -
          54        189,003,000.00                 -
          55        189,003,000.00                 -
          56        189,003,000.00                 -
          57        189,003,000.00                 -
          58        189,003,000.00                 -
          59        189,003,000.00                 -
          60        188,772,702.34        230,297.65
          61        186,099,255.17      2,673,447.18
          62        183,414,559.13      2,684,696.04
          63        179,931,283.70      3,483,275.43
          64        177,220,306.64      2,710,977.06
          65        174,236,333.22      2,983,973.43
          66        171,501,254.63      2,735,078.59
          67        168,493,849.66      3,007,404.97
          68        165,734,450.50      2,759,399.16
          69        162,963,406.39      2,771,044.11
          70        159,921,035.68      3,042,370.70
          71        157,125,344.14      2,795,691.54
          72        154,059,011.17      3,066,332.97
          73        151,226,908.75      2,832,102.42
          74        148,382,827.36      2,844,081.39
          75        145,008,086.39      3,374,740.97
          76        142,137,491.84      2,870,594.55
          77        138,996,287.43      3,141,204.41
          78        136,100,133.42      2,896,154.01
          79        135,900,133.42        200,000.00
          80        135,700,133.42        200,000.00
          81        135,500,133.42        200,000.00
          82        135,300,133.42        200,000.00
          83        135,100,133.42        200,000.00
          84        134,900,133.42        200,000.00
          85        134,700,133.42        200,000.00
          86        134,330,726.57        369,406.85
          87        130,547,941.45      3,782,785.12
          88        127,514,805.07      3,033,136.38
          89        124,214,387.52      3,300,417.55
          90        121,154,233.89      3,060,153.63
          91        117,827,550.22      3,326,683.67
          92        114,740,133.98      3,087,416.24
          93         89,535,872.39     25,204,261.59
          94         86,212,918.71      3,322,953.68
          95         83,124,026.58      3,088,892.14
          96         79,774,653.22      3,349,373.36
          97         76,658,339.50      3,116,313.72
          98         49,680,057.18     26,978,282.32
          99         45,857,779.27      3,822,277.90
         100         42,745,781.37      3,111,997.91
         101         39,379,292.26      3,366,489.11
         102         36,239,723.48      3,139,568.78
         103         32,846,430.59      3,393,292.89
         104         29,679,041.72      3,167,388.87
         105         26,498,196.48      3,180,845.25
         106         20,056,928.89      6,441,267.58
         107         16,853,489.87      3,203,439.03
         108         13,398,751.02      3,454,738.85
         109         10,166,920.02      3,231,831.00
         110          6,921,338.49      3,245,581.53
         111            248,555.92      6,672,782.57
         112                 (0.00)       248,555.92